FORM 5

                            UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                       WASHINGTON, D.C.  20549

/__/ Check this box if
     no longer subject
     to Section 16.      ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     Form 4 or Form 5
     obligations may continue.
     See Instruction 1(b).
/__/ Form 3 Holdings Reported
/__/ Form 4 Transactions Reported

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person*:

    Poulton           Gary                      L.
    ---------------------------------------------------
    (Last)            (First)                 (Middle)

    4018 Meadowridge
    ---------------------------------------------------
    (Street)

    Hutchinson         Kansas        67502
    ---------------------------------------------------

2.  Issuer Name and Ticker or Trading Symbol:

    Stoico Restaurant Group, Inc. (SRGI)


3.  IRS or Social Security Number of Reporting Person (Voluntary):

    ###-##-####

4.  Statement for Month/Year:   12/31/96

5.  If Amendment, Date of Original (Month/Year):

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable):

    ______  Director                  ______  10% Owner
    __X___  Officer (give             ______  Other (specify
                     title below)                    below)

    Executive Vice President
    -------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line):
    ___X___  Form Filed by One Reporting Person
    _______  Form Filed by More than One Reporting Person

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
          OWNED

1.  Title of Security (Instr. 3):

    (1)   Common Stock
    (2)   Common Stock
    (3)   Common Stock
    (4)

2. Transaction Date (Month/Day/Year):

    (1)   12/11/96
    (2)   12/11/96
    (3)   12/11/96
    (4)

3. Transaction Code (Instr.8):

   (1)   L
   (2)   L
   (3)   L
   (4)

4. Securities Acquired (A) or Disposed of (D)(Instr. 3, 4 and 5):

   AMOUNT

   (1)   50
   (2)   50
   (3)   50
   (4)

   (A) or (D)

   (1)   A
   (2)   A
   (3)   A
   (4)

   PRICE

   (1)  $7.50
   (2)  $7.50
   (3)  $7.50
   (4)

5. Amount of Securities Beneficially Owned at End of Issuer's Fiscal Year (Instr. 3 and 4):

   (1)   50
   (2)   50
   (3)   50
   (4)   404,855

6. Ownership Form:   Direct (D)or Indirect (I) (Instr. 4):

   (1)   I
   (2)   I
   (3)   I
   (4)   D

7.  Nature of Indirect Beneficial Ownership (Instr. 4):

    (1)   By wife
    (2)   By son
    (3)   By daughter
    (4)

*If the Form is filed by more than one Reporting Person, see Instruction
 4(b)(v).                                                      (Over)

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1.  Title of Derivative Security (Instr. 3):

2.  Conversion of Exercise Price of Derivative Security:

3.  Transaction Date (Month/Day/Year):

4.  Transaction Code (Instr. 8):

5. Number of Derivative Securities Acquired (A)or Disposed of (D) (Instr. 3, 4, and 5):

6.  Date Exercisable and Expiration Date (Month/ Day/Year):

    Date Exercisable:
    Expiration Date:

7.  Title and Amount of Underlying Securities (Instr. 3 and 4):

    Title:
    Amount or Number of Shares:

8.  Price of Derivative Security (Instr. 5):

9.  Number of Derivative Securities Beneficially Owned at End of Year
    (Instr. 4):

10. Ownership of Derivative Security; Direct (D) or Indirect (I)
    (Instr. 4):

11. Nature of Indirect Beneficial Ownership (Instr. 4):


Explanation of Responses:



                                  /s/  Gary L. Poulton          01/38/97
                              ----------------------------      ---------
                              **Signature of Reporting Person   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential person who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
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